UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.
                          SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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                              EL PASO CORPORATION
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

EL PASO CORPORATION ASKS SHAREHOLDERS
TO REJECT ZILKHA PROXY FILING

BOARD COMMITTED TO CONTINUING THE SIGNIFICANT PROGRESS BEING MADE ON EXECUTION OF BUSINESS PLAN

HOUSTON, TEXAS, MARCH 11, 2003--El Paso Corporation (NYSE: EP) urged its shareholders to reject today's proxy filing by Selim Zilkha. The company's board is committed to continuing the significant progress being made on the implementation of the company's five-point operational and financial plan while remaining flexible in optimizing its execution. The company expressed its disappointment that Mr. Zilkha is continuing his counterproductive proxy campaign despite the aggressive steps the company is taking and the numerous planned and pending transactions now in process to reduce expenses, strengthen the balance sheet, enhance liquidity and focus on core businesses.

The company stated, "We are making very good progress on our 2003 plan and will not allow a counterproductive proxy fight to keep us from focusing on our core businesses, selling non-core assets, strengthening and simplifying our balance sheet while maximizing liquidity and reducing our expenses. El Paso has already taken a number of decisive actions that are helping to increase the company's financial flexibility and meet the challenges facing our business and our industry."

In addition to focusing on executing its plan, the El Paso board is working diligently to select a new chief executive officer and is committed to appointing the best-qualified CEO candidate as soon as possible. The board has established an internal CEO search committee consisting of Ronald L. Kuehn, Jr., its lead director, and three independent members of its board (John M. Bissell, Joe B. Wyatt, and Juan C. Braniff) and has engaged Spencer Stuart, a major executive search firm, to facilitate the process. Also, the board recently appointed Robert W. Goldman, former senior vice president, finance, and chief financial officer of Conoco Inc., as an independent director and is continuing the process of adding high-quality, independent directors to its existing strong board.

In recent weeks, the company has made steady and substantial progress executing its 2003 plan, which is based upon five key principles:

o    PRESERVING AND ENHANCING THE VALUE OF THE COMPANY'S CORE BUSINESSES.

     - El Paso continues to invest in its core businesses--natural gas pipelines, natural gas production, midstream and non-merchant power--to maintain its leadership positions. The company's capital expenditure plan reflects that commitment with 87 percent of 2003 capital devoted to the pipeline and production businesses. At the same time, the company is reviewing all proposed capital expenditures to ensure that the objective of enhancing and preserving the value of core businesses is balanced with near- and intermediate-term capital needs.

o    EXITING NON-CORE BUSINESSES QUICKLY, BUT PRUDENTLY.

     - The company recently entered into an agreement with Chesapeake Energy Corporation for the sale of its Mid-Continent natural gas and oil reserves for $500 million, subject to customary closing conditions. Expected to close in March 2003, this sale expands El Paso's 2003 non-core asset sale program from $2.9 billion to $3.4 billion.

     - The company recently completed sales of its Corpus Christi refinery and South Texas refined petroleum product pipeline system, and its Florida petroleum terminals and tug and barge operations for a total of approximately $444 million.

     - The company completed the sale of its European natural gas trading book and will realize approximately $80 million for this transaction, including the recovery of cash collateral.

     - In total, El Paso has signed agreements for or closed approximately 45 percent, or $1.5 billion, of the $3.4 billion of asset sales the company expects in 2003. Proceeds from these sales will help El Paso maximize its liquidity and improve its financial flexibility.

o STRENGTHENING AND SIMPLIFYING THE COMPANY'S BALANCE SHEET WHILE MAXIMIZING LIQUIDITY.

     - The company obtained a new $1-billion fully underwritten financing commitment arranged by Salomon Smith Barney and Credit Suisse First Boston. The proceeds of this new financing will be used to retire the net balance of the Trinity River financing in March 2003. The retirement of the Trinity River financing will simplify the company's balance sheet and provide it with significant additional flexibility and liquidity.

     - Two El Paso interstate pipelines, Southern Natural Gas and ANR Pipeline, have completed two offerings of seven-year notes totaling $700 million: $400 million by Southern Natural Gas and $300 million by ANR Pipeline, each at a fixed rate of 8 7/8 percent with a yield to maturity of 9 1/8 percent. Approximately $560 million of the proceeds from the two offerings will be available for general corporate purposes.

o    AGGRESSIVELY PURSUING ADDITIONAL COST REDUCTIONS.

     - In 2002, the company reduced annual expenses by approximately $300 million. The company has targeted an additional $150 million in annual cost reductions in 2003.

     - The company has entered into an agreement for the sale of its G-5 corporate airplane for a price in excess of $30 million. This transaction is expected to close in March 2003.

o    WORKING DILIGENTLY TO RESOLVE LITIGATION AND REGULATORY MATTERS.

     - El Paso has a history of resolving difficult regulatory and legal issues through settlement in a matter consistent with the best interests of its shareholders.

El Paso will continue to remain highly flexible as it responds to any developments and works to optimize the execution of its 2003 business plan to deliver the value inherent in the company. The company's 2003 business plan is a continuation of the repositioning it commenced in December 2001. El Paso was the first in its industry to respond aggressively to changing industry conditions and take critical steps to strengthen its balance sheet and maximize liquidity.

o Since December 2001, the company has issued approximately $2.5 billion of equity securities (common stock and equity linked securities).

o The company also initiated the orderly exit of the energy trading business.

El Paso has accomplished a considerable amount since December 2001, and recognizes that there is still more to be achieved. El Paso is confident that it will complete its operational and financial plan effectively notwithstanding the Zilkha/Wyatt proxy contest.

The company noted that Oscar Wyatt, who is working with Mr. Zilkha and sharing the costs of the proxy contest, is a plaintiff in a shareholder suit against the company, and has defaulted on payment of a loan guarantee in favor of the company in the amount of $2.5 million plus interest and previously mounted a negative public letter-writing campaign against the company. Based upon Mr. Wyatt's past history, his current adversarial relationship with El Paso, and his ownership of a competing business, the company believes that there are clear conflicts between Mr. Wyatt's interests and those its of shareholders.

With respect to Mr. Zilkha, the company noted:

o El Paso has consistently sought to engage Mr. Zilkha as a shareholder in a number of dialogues to address his concerns, including a number of meetings with him and his advisors. The company offered Mr. Zilkha the opportunity to submit candidates for nomination to the El Paso board. Despite the numerous efforts to reach out to Mr. Zilkha, he has rejected the company's proposals and chosen to launch this counterproductive proxy campaign.

o As a former member of the El Paso board, and later as an advisory director of the company, Mr. Zilkha supported the strategic decisions he is now criticizing.

o Mr. Zilkha chose voluntarily to relinquish his role as an advisory director, so as to be free from limitations on his personal sales of company stock.

El Paso Corporation is the leading provider of natural gas services and the largest pipeline company in North America. The company has core businesses in production, pipelines, midstream services, and power. El Paso Corporation, rich in assets and fully integrated across the natural gas value chain, is committed to developing new supplies and technologies to deliver energy. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to attract and retain qualified members of the Board of Directors and senior management; our ability to successfully exit the energy trading business; our ability to divest of certain non-core assets; changes in commodity prices for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the company and its affiliates; inability to realize anticipated synergies and cost savings associated with mergers and acquisitions on a timely basis; difficulty in integration of the operations of previously acquired companies, competition, the successful implementation of the 2003 business plan, and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results.

Additional Important Information

Prior to its 2003 annual meeting, El Paso will furnish to its shareholders El Paso's definitive proxy statement relating to this meeting, together with a WHITE proxy card. Shareholders are strongly advised to read this proxy statement when it becomes available, as it will contain important information.

Shareholders will be able to obtain El Paso's proxy statement, any amendments or supplements to the proxy statement and any other documents filed by El Paso with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at El Paso's Internet Web site at www.elpaso.com or by writing to El Paso Corporation, Investor Relations, PO Box 2511, Houston, TX 77252. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 Toll-Free or by email at proxy@mackenziepartners.com.

To the extent that individual customers, independent industry researchers, financial analysts, or El Paso commissioned research, are quoted herein, it is El Paso's policy to use reasonable efforts to verify the source and accuracy of the quote. El Paso has not, however, sought or obtained the consent of the quoted source to the use of such quote as proxy soliciting material. This document may contain expressions of opinion and belief. Except as otherwise expressly attributed to another individual or entity, these opinions and beliefs are the opinions and beliefs of El Paso.

Information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso's shareholders is contained in a Schedule 14A filed by El Paso with the Securities and Exchange Commission on February 18, 2003.

CONTACTS

Communications and Government Affairs

Norma F. Dunn, Senior Vice President
Office: (713) 420-3750
Fax: (713) 420-3632

Investor Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax:     (713) 420-4417

Alternate Contacts
Joele Frank/Dan Katcher
Joele Frank, Wilkinson Brimmer Katcher
Office: (212) 355-4449
Fax: (212) 355-4554